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                                               EXHIBIT 10(g)


                                                Amended as of
                                                January 1, 1995



                               JOHNSON & JOHNSON
                        DEFERRED FEE PLAN FOR DIRECTORS


          1. Purpose. The purpose of the Johnson & Johnson Deferred Fee Plan for Directors (the "Plan") is to provide outside Directors of Johnson & Johnson (the "Company") the opportunity to defer receipt of compensation earned as a Director to a date following termination of such service. The provision of such an opportunity is designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well being of the Company.

          2. Effective Date. The effective date of the Plan was January 1, 1983. The Plan was amended in its entirety, effective as of January 1, 1995.

          3. Eligibility. Any Director of the Company who is not also an Employee of the Company or any related company shall participate in the Plan.

          4. Deferred Compensation Account. A deferred compensation account shall be established for each Director.

          5. Amount of Deferral. Each participant shall be required to defer receipt of Fifteen Thousand Dollars ($15,000.) of his/her annual fee for serving on the Board of Directors (the "Required Deferral"). In addition, a participant may elect to defer receipt of all or a specified part of any remaining compensation payable to the participant for serving on the Board of Directors or for serving on committees of the Board of Directors of the Company. An amount equal to all deferred compensation will be credited to the participant's deferred compensation account as of the 15th day of the month in which such compensation is payable (the "Payment Date").

          6.   Deferred Compensation Account - Hypothetical
                    Investment Options.

          (a) All Required Deferrals and, unless otherwise specified by the participant pursuant to the terms of paragraph (b) of this Section 6, all amounts elected to be deferred under this Plan for any calendar year shall be credited to the participant's deferred compensation account, converted into equivalent units of
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Johnson & Johnson Common Stock ("Company Stock") and adjusted as if the compensation deferred had been invested in Company Stock as of the Payment Date, until the date of final payment pursuant to Section 9 hereof ("Company Stock Equivalent Units"). The number of Company Stock Equivalent Units shall be determined by dividing the amount of compensation payable by the average of the high and low price of the Company Stock on the Payment Date, as reported by the Wall Street Journal. The number of Company Stock Equivalent Units included in a participant's deferred compensation account shall be adjusted to reflect dividends and the value of such account shall be adjusted to reflect increases or decreases in market value which would have resulted had funds equal to the balance of the participant's deferred compensation account been invested in Company Stock. Nothing herein obligates the Company to purchase any such Company Stock; and if such Company Stock is purchased, it shall remain the sole property of the Company.

          (b) Except with respect to the Required Deferral amount, at the election of each participant, to be made as provided for in Section 7, each deferred compensation account will be credited with interest from the Payment Date, until the date of final payment pursuant to Section 9 hereof, at a rate equal to the annual rate of growth of investment in the Johnson & Johnson Domestic Deferred Compensation Plan (the "CEC Plan"), for the prior year provided, however, that the computation of said growth rate shall not include dividend equivalents paid under the CEC Plan. The election permitted under this Section 6(b) shall not be available to any participant who becomes a participant in the Plan after December 31, 1995.

          (c) With respect to Company Stock Equivalent Units in a deferred compensation account, the Company shall credit such account on each dividend payment date declared with respect to the Company's Stock, a number of Company Stock Equivalent Units equal to: (i) the product of (y) the dividend per share of the Company's Stock which is payable as of the dividend payment date, multiplied by (z) the number of Company Stock Equivalent Units credited to such account as of the applicable dividend record date, divided by (ii) the average of the high and low price of the Company Stock on the dividend payment date as reported by the Wall Street Journal. Fractional Company Stock Equivalent Units shall be carried forward and fractional dividend equivalent units shall be payable thereon.

          (d) All account balances in Company Stock Equivalent Units from the Company's Retirement Plan for Nonemployee Directors which have been transferred to his/her deferred compensation account under this Plan, as of January 1, 1995, by reason of the termination of such Retirement Plan, shall be treated for purposes of this Plan as Required Deferrals.
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          7.  Time of Election of Deferral.   Except as to Required Deferrals,
which shall at all times be held in Company Stock Equivalent Units, a participant may change (i) the amount of compensation deferred and/or (ii) the option elected under Section 6 with respect to his/her account and deferrals for subsequent years, once annually in December by completing forms provided by the Company for that purpose. Any such change shall become effective on January 1 of the following year. If a participant elects to change his/her investment option available under Section 6, the participant's account shall be valued as of December 31 with that value being entered into his/her account under the new investment option as of the following January 1 (except if such change is to Company Stock Equivalent Units, the first trading day following such January 1 shall be used).

          8. Value of Deferred Compensation Account. The value of each participant's deferred compensation account shall, as the case may be, include compensation deferred, interest credited thereon, if any, and any adjustments for dividends, and increases or decreases in the market value of Company Stock, pursuant to the option selected under Section 6 or as otherwise required under the Plan. If the Company Stock does not trade on any date a calculation of Common Stock Equivalent Units is to be made hereunder, the next preceding date on which such stock was traded shall be utilized.

          9. Payment of Deferred Compensation. Upon ceasing to be a member of the Board of Directors, each participant (or in the event of the participant's death, the named beneficiary) shall be entitled to receive in cash in a lump sum the value of his/her deferred compensation account as of the date of such termination. Company Stock Equivalent Units shall be valued at the average of the high and low price of the Company's Stock on such date as reported by the Wall Street Journal. No withdrawal may be made from the participant's deferred compensation account prior to termination of the participant's service as a Director. The value of a participant's deferred compensation account shall be paid as soon as practicable following the termination of said service or death.

          10. Designation of Beneficiary. Each participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a participant's deferred compensation account are to be made if a participant dies prior to the receipt of payment of such account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the participant is alive and will cancel all beneficiary designation forms filed earlier. If a participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the participant or before complete payment of the deferred compensation
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account, such account shall be paid to the estate of the last to die of the participant and designated beneficiaries as soon as practicable after such death.

          11. Participant's Rights Unsecured. The right of any participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in any deferred compensation account or any other asset in trust with the Company for the benefit of any participant or beneficiary.

          12. Statement of Account. A statement will be sent to participants as soon as practical following the end of each year as to the value of his/her deferred compensation account as of December 31 of such year.

          13. Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

          14. Administration of the Plan. The Plan shall be administered by a Committee appointed by and responsible to the Board of Directors. The Committee shall consist of three officers of the Company. The Committee shall act by vote or written consent of a majority of its members.

          15. Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant's accruals in his deferred compensation accounts.

          16. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Jersey.